Bank of America

Bank of America Reports Q4-16 Net Income of $4.7 Billion, EPS of $0.40

Increases Planned Common Stock Repurchases for First-Half 2017 by $1.8 Billion to $4.3 Billion

Q4-16 Financial Highlights[1]

- Revenue, net of interest expense, increased 2% to $20.0 billion from $19.6 billion
  - Net interest income (NII) increased 6% to $10.3 billion, reflecting benefits from higher interest rates as well as growth in loans and deposits, partially offset by $0.2 billion in market-related debt hedge ineffectiveness[(A)]
  - Excluding adjustments for certain trust preferred securities in Q4-15, NII was relatively flat[(A)]
  - Noninterest income decreased 2% to $9.7 billion from $9.9 billion
- Provision for credit losses declined to $774 million from $810 million. Net charge-offs declined to $880 million from $1.1 billion; net charge-off ratio improved to a historic low of 0.39%
- Noninterest expense declined 6%, or $849 million, to $13.2 billion
- Pretax earnings up 27% to $6.1 billion
- Net income increased 43% to $4.7 billion, and EPS increased 48% to $0.40, compared to $3.3 billion and $0.27, respectively
- Loan balances increased $19 billion to $915.9 billion.[3] Deposit balances increased $64 billion to $1.26 trillion
- Return on average assets 0.85%; return on average common equity 7.0%; return on average tangible common equity 9.9%[(C)]
- Book value per share rose 7% to $24.04; tangible book value per share[(C)] rose 9% to $16.95
- Repurchased $5.1 billion in common stock and paid $2.6 billion in common stock dividends in 2016

Q4-16 Business Segment Highlights[1]

Consumer Banking

- Loans up $20.1 billion; deposits up $55 billion
- Brokerage assets increased 18%
- Mobile banking active users increased 16% to 21.6 million
- Total credit/debit card spending up 6%[2]

Global Wealth and Investment Management

- Total client balances increased $50.5 billion to more than $2.5 trillion
- Loans up $9.1 billion
- Pretax margin improved to 23%
- Long-term assets under management (AUM) flows of $18.9 billion

Global Banking

- Loans up $15.6 billion; deposits up $10.3 billion
- Total Corporation investment banking fees of $1.2 billion
- Return on average allocated capital (ROAAC) increased to 17%

Global Markets

- Sales and trading revenue of $2.8 billion, including negative net debit valuation adjustment (DVA) of $101 million
- Excluding net DVA, sales and trading revenue up 11%[(B)]
  - Fixed income up 12%[(B)]
  - Equities up 7%[(B)]

CEO Commentary

"We had strong results in 2016 because our strategy is working. We are lending more and seeing historically low charge-offs, which is what responsible growth is all about. Revenue was up modestly, but EPS grew by 15% as we continued to manage our expenses and create operating leverage. With strong leadership positions in our businesses against a backdrop of rising interest rates, we are well-positioned to continue to grow and deliver for our shareholders in 2017."

— Brian Moynihan, Chief Executive Officer

Balance Sheet Highlights ($ in billions, at end of period)	December 31, 2016	September 30, 2016	December 31, 2015
Total assets	**$2,187.7**	$2,195.3	$2,144.3
Total loans and leases	**906.7**	905.0	897.0
Including non-U.S. consumer credit card	**915.9**	905.0	897.0
Total deposits	**1,260.9**	1,232.9	1,197.3
Global Liquidity Sources[(D)]	**499**	522	504
Common equity tier 1 (CET1) ratio (transition)	**11.0%**	11.0%	10.2%
CET1 ratio (fully phased-in)[(E)]	**10.8%**	10.9%	9.8%

[1] Financial Highlights and Business Segment Highlights compare to the year-ago quarter unless noted. Loan and deposit balances are shown on an end-of-period basis.
[2] Combined consumer credit/debit spending, including GWIM, excludes the impact of portfolio divestitures. Including divestitures, combined spending was up 4%.
[3] Period-end loan balances for Q4-16 include $9.2 billion of non-U.S. consumer credit card loans, which are included in assets of business held for sale on the consolidated balance sheet.

1

Bank of America

CFO Commentary

"Strong client activity and good expense discipline created solid operating leverage again this quarter. While the recent rise in interest rates came too late to impact fourth-quarter results, we expect to see a significant increase in net interest income in the first quarter of 2017. We remain focused on delivering value to our shareholders as evidenced by today's announcement to increase our planned repurchases for the first half of this year from $2.5 billion to $4.3 billion."

— Paul M. Donofrio, Chief Financial Officer

Consumer Banking

Financial Results[1]

- Net income up 11% to $1.9 billion as higher NII and lower expenses offset lower noninterest income, producing positive operating leverage
- Pretax, pre-provision net revenue up 12% to $3.8 billion[(F)]
- Revenue was up 1% to $8.1 billion
  - NII increased $237 million, driven by strong deposit growth
  - Noninterest income decreased $137 million, driven by the absence of $122 million in divestiture gains recorded in Q4-15
- Provision for credit losses increased $76 million; net reserve build of $28 million in Q4-16 versus release of $52 million in Q4-15
- Noninterest expense decreased $308 million, driven by improved operating efficiencies and lower fraud costs, partially offset by higher FDIC expense

($ in millions)	Three months ended 12/31/2016	9/30/2016	12/31/2015
Net interest income (FTE)	**$5,466**	$5,289	$5,229
Noninterest income	**2,645**	2,679	2,782
Total revenue (FTE)[2]	**8,111**	7,968	8,011
Provision for credit losses	**760**	698	684
Noninterest expense	**4,328**	4,371	4,636
Net income	**$1,921**	$1,813	$1,736

[1] Comparisons are to the year-ago quarter unless noted.
[2] Revenue, net of interest expense.

Business Highlights[1,2]

- Total client balances up 10% to $1.0 trillion
  - Average deposit balances grew $54.2 billion, or 10%; average loan balances grew $18.1 billion, or 8%
  - Client brokerage assets grew $22.0 billion, or 18%, to $144.7 billion, driven by underlying client flows and strong market performance
- Total mortgage production[3] grew $4.9 billion, or 29%, to $21.9 billion
- More than 1.13 million U.S. consumer credit cards issued
- 4,579 financial centers, including 31 new openings during the past 12 months
- 21.6 million mobile banking active users, up 16%; 19% of deposit transactions completed through mobile devices
- Efficiency ratio improved to 53% from 58%

($ in billions)	Three months ended 12/31/2016	9/30/2016	12/31/2015
Average deposits	**$618.0**	$605.7	$563.7
Average loans and leases	**253.6**	248.7	235.5
Brokerage assets (EOP)	**144.7**	138.0	122.7
Total mortgage production[3]	**$21.9**	$20.4	$17.0
Mobile banking active users (MM)	**21.6**	21.3	18.7
Number of financial centers	**4,579**	4,629	4,726
Efficiency ratio (FTE)	**53%**	55%	58%
Return on average allocated capital	**22**	21	21
Total U.S. Consumer Credit Card[2]			
New card accounts (MM)	**1.13**	1.32	1.26
Risk-adjusted margin	**9.20%**	9.11%	9.79%

[1] Comparisons are to the year-ago quarter unless noted.
[2] The U.S. consumer card portfolio includes Consumer Banking and GWIM.
[3] Total mortgage production includes first mortgage and home equity originations in Consumer Banking and GWIM. Amounts represent the unpaid principal balance of loans and in the case of home equity, the principal amount of the total line of credit.

2

Bank of America

Global Wealth and Investment Management

Financial Results[1]

- Net income up 2% to $634 million as lower expenses more than offset lower revenue to create positive operating leverage
- Revenue down $101 million to $4.4 billion
  - NII up slightly while noninterest income declined $104 million as higher asset management fees were offset by lower transactional revenue
- Noninterest expense down $138 million, or 4%, due to the expiration of fully amortized advisor retention awards and lower operating and support costs, partially offset by higher litigation and FDIC expense

	Three months ended		
($ in millions)	12/31/2016	9/30/2016	12/31/2015
Net interest income (FTE)	**$1,449**	$1,394	$1,446
Noninterest income	**2,928**	2,985	3,032
Total revenue (FTE)[2]	**4,377**	4,379	4,478
Provision for credit losses	**22**	7	15
Noninterest expense	**3,360**	3,256	3,498
Net income	**$634**	$697	$623

[1] Comparisons are to the year-ago quarter unless noted.
[2] Revenue, net of interest expense.

Business Highlights[1]

- Average deposit balances grew $5.3 billion, or 2%
- Average loans and leases grew $9.2 billion, or 7%
- Total client balances increased $50.5 billion, or 2%, to $2.51 trillion, driven by higher market valuations and positive long-term assets under management (AUM) flows
  - Excluding the sale of AUM of BofA Capital Management in the second quarter of 2016, client balances rose 5%
- Long-term AUM flows of $18.9 billion in Q4-16, reflecting solid client activity and a shift from brokerage to AUM
- Pretax margin increased to 23%
- Number of wealth advisors increased 1% to 18,688[2]

	Three months ended		
($ in billions)	12/31/2016	9/30/2016	12/31/2015
Average deposits	**$256.6**	$253.8	$251.3
Average loans and leases	**146.2**	143.2	137.0
Total client balances	**2,508.6**	2,490.2	2,458.0
Long-term AUM flows	**$18.9**	$10.2	$6.7
Pretax margin	**23%**	25%	22%
Efficiency ratio (FTE)	**77**	74	78
Return on average allocated capital	**19**	21	21

[1] Comparisons are to the year-ago quarter unless noted.
[2] Includes financial advisors in Consumer Banking of 2,201 and 2,187 in Q4-16 and Q4-15.

3

Bank of America

Global Banking

Financial Results[1]

- Net income increased $162 million to $1.6 billion, as continued expense discipline and improvements in provision for credit losses more than offset a modest decline in revenue
- Revenue decreased 1% to $4.5 billion
  - NII was higher, primarily due to higher loan and deposit balances, partially offset by spread compression
  - Noninterest income decreased 3%, due to lower investment banking fees and a gain on the sale of a foreclosed property in the prior period, partially offset by higher treasury-related revenues
- Provision for credit losses decreased $219 million to $13 million, driven by improvements in energy exposures
- Noninterest expense decreased $48 million, driven by lower operating and support costs, partially offset by higher FDIC expense

	Three months ended		
($ in millions)	12/31/2016	9/30/2016	12/31/2015
Net interest income (FTE)	**$2,502**	$2,470	$2,456
Noninterest income[2]	**2,032**	2,278	2,105
Total revenue (FTE)[2,3]	**4,534**	4,748	4,561
Provision for credit losses	**13**	118	232
Noninterest expense	**2,037**	2,151	2,085
Net income	**$1,578**	$1,553	$1,416

[1] Comparisons are to the year-ago quarter unless noted.
[2] Global Banking and Global Markets share in certain deal economics from investment banking and loan origination activities.
[3] Revenue, net of interest expense.

Business Highlights[1,2]

- Average loans and leases grew $19.1 billion, or 6%
- Average deposit balances grew $6.3 billion, or 2%
- Total Corporation investment banking fees of $1.2 billion (excluding self-led deals) decreased 4%, driven by lower advisory fees and equity issuance fees, partially offset by higher debt issuance fees
  - Ranked No. 1 globally by volume in debt capital markets (excluding self-led)[(G)]
  - Strong leadership position across broad range of products
    - Ranked among top three by volume in leveraged loans, mortgage-backed securities, asset-backed securities, convertible debt, investment grade corporate debt and syndicated loans; No. 1 ranking in U.S. municipal bonds[(G)]
- Return on average allocated capital increased to 17%
- Efficiency ratio improved to 45%

	Three months ended		
($ in billions)	12/31/2016	9/30/2016	12/31/2015
Average deposits	**$314.1**	$306.2	$307.8
Average loans and leases	**337.8**	334.4	318.7
Total Corp. IB fees (excl. self-led)[2]	**1.2**	1.5	1.3
Global Banking IB fees[2]	**0.7**	0.8	0.7
Business Lending revenue	**2.1**	2.3	2.2
Global Transaction Services revenue	**$1.7**	$1.6	$1.6
Efficiency ratio (FTE)	**45%**	45%	46%
Return on average allocated capital	**17**	17	16

[1] Comparisons are to the year-ago quarter unless noted.
[2] Global Banking and Global Markets share in certain deal economics from investment banking and loan origination activities.

4

Bank of America

Global Markets

Financial Results[1]

- Net income increased $487 million to $658 million, driven by improved sales and trading revenue and continued expense discipline
- Pretax income increased $664 million to $984 million; highest fourth quarter in five years
- Revenue up $355 million to $3.5 billion; excluding net DVA[4], revenue increased $258 million to $3.6 billion, driven by higher sales and trading results, partially offset by the absence of an equity investment gain recorded in Q4-15
- Noninterest expense declined $287 million, driven by lower operating and support costs

	Three months ended		
($ in millions)	12/31/2016	9/30/2016	12/31/2015
Net interest income (FTE)	**$1,167**	$1,119	$1,132
Noninterest income[2]	**2,305**	3,239	1,985
Total revenue (FTE)[2,3]	**3,472**	4,358	3,117
Net DVA[4]	**(101)**	(127)	(198)
Total revenue (excl. net DVA) (FTE)[2,3,4]	**3,573**	4,485	3,315
Provision for credit losses	**8**	19	30
Noninterest expense	**2,480**	2,656	2,767
Net income	**$658**	$1,074	$171

[1] Comparisons are to the year-ago quarter unless noted.
[2] Global Banking and Global Markets share in certain deal economics from investment banking and loan origination activities.
[3] Revenue, net of interest expense.
[4] Revenue, excluding net DVA, is a non-GAAP financial measure. See endnote B for more information.

Business Highlights[1,2]

- Sales and trading revenue up $376 million, or 15%, to $2.8 billion
- Excluding net DVA, sales and trading revenue up 11% to $2.9 billion, the second-highest fourth quarter in five years[(B)]
  - FICC increased 12%, reflecting improved client flow across all regions and most products, despite challenging markets for rates and municipals in the latter half of the quarter[(B)]
  - Equities increased 7%, due to improved performance in derivatives, reflecting increased market activity post U.S. election[(B)]
- Return on average allocated capital (ROAAC) increased to 7%

	Three months ended		
($ in billions)	12/31/2016	9/30/2016	12/31/2015
Average trading-related assets	**$417.2**	$415.4	$415.9
Average loans and leases	**70.6**	69.0	68.8
Sales and trading revenue	**2.8**	3.6	2.4
Sales and trading revenue (excl. net DVA)[(B)]	**2.9**	3.7	2.6
Global Markets IB fees	**0.6**	0.6	0.5
Efficiency ratio (FTE)	**71%**	61%	89%
Return on average allocated capital	**7**	12	2

[1] Comparisons are to the year-ago quarter unless noted.
[2] Global Banking and Global Markets share in certain deal economics from investment banking and loan origination activities.

5

6 All Other Three months ended Financial Results1 ($ in millions) 12/31/2016 9/30/2016 12/31/2015 Net interest income (FTE) $(58) $157 $(352) Noninterest income (212) 253 (8) Total revenue (FTE)2 (270) 410 (360) Provision for credit losses (29) 8 (151) Noninterest expense 956 1,047 1,024 Net income (loss) $(95) $(182) $(662) 1 Comparisons are to the year-ago quarter unless noted. 2 Revenue, net of interest expense. Note: All Other consists of ALM activities, equity investments, the non-U.S. consumer credit card business, non-core mortgage loans and servicing activities, the net impact of periodic revisions to the MSR valuation model for both core and non- core MSRs, liquidating businesses, residual expense allocations and other. ALM activities encompass certain residential mortgages, debt securities, interest rate and foreign currency risk management activities, the impact of certain allocation methodologies and accounting hedge ineffectiveness. The results of certain ALM activities are allocated to our business segments. Equity investments include our merchant services joint venture as well as Global Principal Investments, which is comprised of a portfolio of equity, real estate and other alternative investments. On December, 20, 2016, the Corporation signed an agreement to sell its non-U.S. consumer credit card business to a third party. Subject to regulatory approval, this transaction is expected to close by mid-2017. • Net loss declined to $95 million, compared to a net loss of $662 million • Revenue improved by $90 million – NII improved $294 million, reflecting the absence of a $0.6 billion charge recorded in Q4-15 related to certain trust preferred securities – Noninterest income declined $204 million, due to a $132 million consumer payment protection insurance (PPI) provision and the absence of gains on the sale of debt securities • The provision for credit losses increased $122 million to a benefit of $29 million, resulting in lower reserve releases • Income tax benefit increased to $1.1 billion from $571 million, driven primarily by tax matters totaling a net benefit of approximately $0.5 billion • Noninterest expense decreased $68 million, driven by lower litigation expense

7 Credit Quality Three months ended Highlights1 ($ in millions) 12/31/2016 9/30/2016 12/31/2015 Provision for credit losses $774 $850 $810 Net charge-offs 880 888 1,144 Net charge-off ratio2 0.39% 0.40% 0.52% At period-end Nonperforming loans, leases and foreclosed properties $8,084 $8,737 $9,836 Nonperforming loans, leases and foreclosed properties ratio3 0.89% 0.97% 1.10% Allowance for loan and lease losses4 $11,480 $11,692 $12,234 Allowance for loan and lease losses ratio4 1.26% 1.30% 1.37% 1 Comparisons are to the year-ago quarter unless noted. 2 Net charge-off ratio is calculated as annualized net charge-offs divided by average outstanding loans and leases during the period. 3 Nonperforming loans, leases and foreclosed properties ratio is calculated as nonperforming loans, leases and foreclosed properties divided by outstanding loans, leases and foreclosed properties at the end of the period. 4 Allowance for loan and lease losses ratio is calculated as allowance for loan and lease losses divided by loans and leases outstanding at the end of the period. Excluding non-U.S. consumer credit card allowance of $243 million and loans of $9.2 billion, Q4-16 allowance for loan and lease losses is $11.2 billion and allowance as a percentage of ending loans is 1.25%. Note: Ratios do not include loans accounted for under the fair value option. • Overall credit quality remained strong, with improvements in both the consumer and commercial portfolios • Total net charge-offs declined to $880 million from $888 million in Q3-16 – Consumer net charge-offs decreased $3 million, driven primarily by lower losses in consumer real estate, partially offset by seasonally higher card losses – Commercial net charge-offs decreased $5 million, driven primarily by lower energy-related losses • The net charge-off ratio decreased to a historic low of 0.39% from 0.40% in Q3-16 • The provision for credit losses decreased $76 million from the prior quarter to $774 million, driven primarily by improved asset quality in the commercial portfolio, particularly energy – Net reserve release was $106 million, driven by improvements in consumer real estate and energy exposures, compared to $38 million in the prior quarter • Reservable criticized commercial exposures were $16.3 billion in Q4-16, compared to $16.9 billion in Q3-16. The decline was due to improvements across several industries, including energy

Bank of America

Common Stock Repurchase Program Increased

In June 2016, Bank of America announced it would increase its common stock dividend by 50% to $0.075 per share and repurchase up to $5 billion of common stock in the period between July 1, 2016 and June 30, 2017 as part of its 2016 Comprehensive Capital Analysis and Review (CCAR) submission. Today, the company announced plans to repurchase an additional $1.8 billion in common stock by June 30, 2017. The repurchase program, which covers both common stock and warrants, will be subject to various factors, including the company's capital position, liquidity, financial performance and alternative uses of capital, stock trading price, and general market conditions, and may be suspended at any time. The common stock or warrant repurchases may be effected through open market purchases or privately negotiated transactions, including Rule 10b5-1 plans. The company's authorized repurchases are net of shares awarded under its equity-based compensation plans.

Balance Sheet, Liquidity and Capital Highlights ($ in billions except per share data, end of period)

	Three months ended		
	12/31/2016	9/30/2016	12/31/2015
Total assets	**$2,187.7**	$2,195.3	$2,144.3
Total loans and leases[1]	**906.7**	905.0	897.0
Including non-U.S. consumer credit card	**915.9**	905.0	897.0
Total deposits	**1,260.9**	1,232.9	1,197.3
Funding and Liquidity			
Long-term debt	**$216.8**	$225.1	$236.8
Global Liquidity Sources[(D)]	**499**	522	504
Time to required funding (months)[(D)]	**35**	38	39
Equity			
Common shareholders' equity	**$241.6**	$244.9	$233.9
Common equity ratio	**11.0%**	11.2%	10.9%
Tangible common shareholders' equity[2]	**$170.4**	$173.5	$162.1
Tangible common equity ratio[2]	**8.1%**	8.2%	7.8%
Per Share Data			
Common shares outstanding (in billions)	**10.05**	10.12	10.38
Book value per common share	**$24.04**	$24.19	$22.53
Tangible book value per common share[(C)]	**16.95**	17.14	15.62
Regulatory Capital			
Basel 3 Transition (as reported)[3,4]			
Common equity tier 1 (CET1) capital	**$168.9**	$169.9	$163.0
Risk-weighted assets	**1,531**	1,547	1,602
CET1 ratio	**11.0%**	11.0%	10.2%
Basel 3 Fully Phased-in[3,4]			
CET1 capital	**$162.8**	$165.9	$154.1
Standardized approach			
Risk-weighted assets	**$1,416**	$1,411	$1,427
CET1 ratio	**11.5%**	11.8%	10.8%
Advanced approaches[5]			
Risk-weighted assets	**$1,512**	$1,524	$1,575
CET1 ratio	**10.8%**	10.9%	9.8%
Supplementary leverage[(H)]			
Bank holding company supplementary leverage ratio (SLR)	**6.9%**	7.1%	6.4%
Bank SLR	**7.3**	7.5	7.0

Notes:

[1] Period-end loan balances for Q4-16 exclude $9.2 billion of non-U.S. consumer credit card loans, which are included in assets of business held for sale on the consolidated balance sheet.

[2] Represents a non-GAAP financial measure. For reconciliation, see pages 17-18 of this press release.

[3] Regulatory capital ratios are preliminary. Common equity tier 1 (CET1) capital, risk-weighted assets (RWA) and CET1 ratio as shown on a fully phased-in basis are non-GAAP financial measures. For a reconciliation of CET1 to fully phased-in, see page 13 of this press release.

[4] Bank of America reports regulatory capital ratios under both the Standardized and Advanced approaches. The approach that yields the lower ratio is used to assess capital adequacy, which is the Advanced approaches for the periods presented.

[5] Basel 3 fully phased-in Advanced approaches estimates assume approval by U.S. banking regulators of our internal analytical models, including approval of the internal models methodology (IMM). As of December 31, 2016, BAC did not have regulatory approval for the IMM model.

8

9 Endnotes A B C D E F G H The Corporation also measures net interest income on an FTE basis, which is a non-GAAP financial measure. FTE basis is a performance measure used in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes. The Corporation believes that this presentation allows for comparison of amounts from both taxable and tax-exempt sources and is consistent with industry practices. Net interest income on an FTE basis was $10.5 billion and $9.9 billion for the three months ended December 31, 2016 and 2015. NII for the fourth quarter of 2015 was negatively impacted by $612 million related to adjustments for certain trust securities. NII excluding this impact represents a non-GAAP financial measure. For reconciliation to GAAP financial measures, refer to pages 17-18 of this press release. Fully phased-in estimates are non-GAAP financial measures. For reconciliation to GAAP financial measures, refer to page 13 of this press release. Basel 3 fully phased-in Advanced approaches estimates assume approval by U.S. banking regulators of our internal analytical models, including approval of the internal models methodology (IMM). As of December 31, 2016, BAC did not have regulatory approval for the IMM model. Global Liquidity Sources (GLS) include cash and high-quality, liquid, unencumbered securities, limited to U.S. government securities, U.S. agency securities, U.S. agency MBS, and a select group of non-U.S. government and supranational securities, and are readily available to meet funding requirements as they arise. It does not include Federal Reserve Discount Window or Federal Home Loan Bank borrowing capacity. Transfers of liquidity among legal entities may be subject to certain regulatory and other restrictions. Prior to the third quarter of 2016, GLS were referred to as “Global Excess Liquidity Sources. Time to required funding (TTF) is a debt coverage measure and is expressed as the number of months unsecured holding company obligations of Bank of America Corporation can be met using only the Global Liquidity Sources held at the BAC parent company and NB Holdings without the BAC parent company issuing debt or sourcing additional liquidity. We define unsecured contractual obligations for purposes of this metric as maturities of senior or subordinated debt issued or guaranteed by Bank of America Corporation. Prior to the third quarter of 2016, the TTF metric incorporated only the GLS of the BAC parent company. Effective September 30, 2016, the TTF metric was expanded to include the GLS of NB Holdings, following changes in the Corporation’s liquidity management practices, initiated in connection with the Corporation’s resolution planning activities, that include maintaining at NB Holdings GLS previously held at the BAC parent company.  For the period shown in 2015, we have included in the amount of unsecured contractual obligations the liability, including estimated costs, for the previously announced BNY Mellon private-label securitization settlement. In Q1-16, settlement payment was made for $8.5B. Return on average tangible common shareholders' equity and tangible book value per share of common stock are non-GAAP financial measures. For reconciliation to GAAP financial measures, refer to pages 17-18 of this press release. Rankings per Dealogic as of January 1, 2017 for the quarter ended December 31, 2016, excluding self-led deals. U.S. municipal bonds ranking per Thomson Reuters. The numerator of the SLR is quarter-end Basel 3 Tier 1 capital calculated on a fully phased-in basis. The denominator is total leverage exposure based on the daily average of the sum of on-balance sheet exposures less permitted Tier 1 deductions, as well as the simple average of certain off-balance sheet exposures, as of the end of each month in a quarter. Off-balance sheet exposures primarily include undrawn lending commitments, letters of credit, potential future derivative exposures and repo-style transactions. Global Markets revenue, excluding net debit valuation adjustments (DVA), and sales and trading revenue, excluding net DVA, are non-GAAP financial measures. Net DVA losses were $101 million, $127 million and $198 million for the three months ended December 31, 2016, September 30, 2016 and December 31, 2015, respectively. FICC net DVA losses were $98 million and $190 million for the three months ended December 31, 2016 and 2015. Equities net DVA losses were $3 million and $8 million for the three months ended December 31, 2016 and 2015. Pretax, pre-provision net revenue (PPNR) is a non-GAAP financial measure. PPNR is total revenue, net of interest expense (on an FTE basis), less noninterest expense. Consumer Banking total revenue, net of interest expense (on an FTE basis) was $8.1 billion and $8.0 billion for the three months ended December 31, 2016 and 2015. Noninterest expense was $4.3 billion and $4.6 billion for the three months ended December 31, 2016 and 2015.

10 Contact Information and Investor Conference Call Invitation Note: Chief Executive Officer Brian Moynihan and Chief Financial Officer Paul Donofrio will discuss fourth- quarter 2016 financial results in a conference call at 8:30 a.m. ET today. The presentation and supporting materials can be accessed on the Bank of America Investor Relations website at http://investor.bankofamerica.com. For a listen-only connection to the conference call, dial 1.877.200.4456 (U.S.) or 1.785.424.1732 (international), and the conference ID is 79795. Please dial in 10 minutes prior to the start of the call. A replay will also be available beginning at noon ET on January 13 through midnight, January 20 by telephone at 1.800.934.4850 (U.S.) or 1.402.220.1178 (international). Investor Call Information Investors May Contact: Lee McEntire, Bank of America, 1.980.388.6780 Jonathan Blum, Bank of America (Fixed Income), 1.212.449.3112 Reporters May Contact: Jerry Dubrowski, Bank of America, 1.980.388.2840 jerome.f.dubrowski@bankofamerica.com About Bank of America Bank of America is one of the world's leading financial institutions, serving individual consumers, small and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 46 million consumer and small business relationships with approximately 4,600 retail financial centers, approximately 15,900 ATMs, and award-winning online banking with approximately 34 million active accounts and nearly 22 million mobile active users. Bank of America is a global leader in wealth management, corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 3 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients through operations in all 50 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico and more than 35 countries. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange. Forward-Looking Statements Bank of America Corporation (the “Company”) and its management may make certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “intends,” “plans,” “goals,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.” Forward-looking statements represent the Company's current expectations, plans or forecasts of its future results, revenues, expenses, efficiency ratio, capital measures, and future business and economic conditions more generally, and other future matters. These statements are not guarantees of future results or performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict and are often beyond the Company's control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements.

11 You should not place undue reliance on any forward-looking statement and should consider the following uncertainties and risks, as well as the risks and uncertainties more fully discussed under Item 1A. Risk Factors of the Company's 2015 Annual Report on Form 10-K and in any of the Company's subsequent Securities and Exchange Commission filings: the Company's ability to resolve representations and warranties repurchase and related claims, including claims brought by investors or trustees seeking to distinguish certain aspects of the New York Court of Appeals' ACE Securities Corp v. DB Structured Products, Inc. (ACE) decision or to assert other claims seeking to avoid the impact of the ACE decision; the possibility that the Company could face increased servicing, securities, fraud, indemnity, contribution or other claims from one or more counterparties, including trustees, purchasers of loans, underwriters, issuers, other parties involved in securitizations, monolines or private-label and other investors; the possibility that future representations and warranties losses may occur in excess of the Company's recorded liability and estimated range of possible loss for its representations and warranties exposures; potential claims, damages, penalties, fines and reputational damage resulting from pending or future litigation and regulatory proceedings, including the possibility that amounts may be in excess of the Company's recorded liability and estimated range of possible loss for litigation exposures; the possible outcome of LIBOR, other reference rate, financial instrument and foreign exchange inquiries, investigations and litigation; uncertainties about the financial stability and growth rates of non-U.S. jurisdictions, the risk that those jurisdictions may face difficulties servicing their sovereign debt, and related stresses on financial markets, currencies and trade, and the Company's exposures to such risks, including direct, indirect and operational; the impact of U.S. and global interest rates (including negative or continued low interest rates), currency exchange rates and economic conditions; the possibility that future credit losses may be higher than currently expected due to changes in economic, customer behavior and other uncertainties; the impact on the Company's business, financial condition and results of operations of a potential higher interest rate environment; the impact on the Company's business, financial condition and results of operations from a protracted period of lower oil prices or ongoing volatility with respect to oil prices; the Company’s ability to achieve its expense targets or net interest income or other projections; adverse changes to the Company's credit ratings from the major credit rating agencies; estimates of the fair value of certain of the Company's assets and liabilities; uncertainty regarding the content, timing and impact of regulatory capital and liquidity requirements; the potential impact of total loss-absorbing capacity requirements; potential adverse changes to our G-SIB surcharge; the potential for payment protection insurance exposure to increase as a result of Financial Conduct Authority actions; the impact of Federal Reserve actions on the Company's capital plans; the possible impact of the Company's failure to remediate deficiencies and shortcomings identified by banking regulators in the Company's Recovery and Resolution plans; the impact of implementation and compliance with U.S. and international laws, regulations and regulatory interpretations, including, but not limited to, recovery and resolution planning requirements, FDIC assessments, the Volcker Rule, fiduciary standards and derivatives regulations; a failure in or breach of the Company's operational or security systems or infrastructure, or those of third parties, including as a result of cyber attacks; the impact on the Company's business, financial condition and results of operations from the potential exit of the United Kingdom from the European Union; and other similar matters. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made. "Bank of America Merrill Lynch" is the marketing name for the Global Banking and Global Markets businesses of Bank of America Corporation. Lending, derivatives and other commercial banking activities are performed by banking affiliates of Bank of America Corporation, including Bank of America, N.A., member FDIC. Securities, financial advisory and other investment banking activities are performed by investment banking affiliates of Bank of America Corporation (Investment Banking Affiliates), including Merrill Lynch, Pierce, Fenner & Smith Incorporated, which are registered broker-dealers and members of FINRA and SIPC. Investment products offered by Investment Banking Affiliates: Are Not FDIC Insured * May Lose Value * Are Not Bank Guaranteed. Bank of America Corporation's broker-dealers are not banks and are separate legal entities from their bank affiliates. The obligations of the broker- dealers are not obligations of their bank affiliates (unless explicitly stated otherwise), and these bank affiliates are not responsible for securities sold, offered or recommended by the broker-dealers. The foregoing also applies to other non-bank affiliates. For more Bank of America news, visit the Bank of America newsroom at http://newsroom.bankofamerica.com. www.bankofamerica.com

12

Bank of America Corporation and Subsidiaries
Selected Financial Data

(Dollars in millions, except per share data; shares in thousands)

Summary Income Statement	Year Ended December 31 2016	Year Ended December 31 2015	Fourth Quarter 2016	Third Quarter 2016	Fourth Quarter 2015
Net interest income	$ 41,096	$ 38,958	$ 10,292	$ 10,201	$ 9,686
Noninterest income	42,605	44,007	9,698	11,434	9,896
Total revenue, net of interest expense	83,701	82,965	19,990	21,635	19,582
Provision for credit losses	3,597	3,161	774	850	810
Noninterest expense	54,951	57,734	13,161	13,481	14,010
Income before income taxes	25,153	22,070	6,055	7,304	4,762
Income tax expense	7,247	6,234	1,359	2,349	1,478
Net income	$ 17,906	$ 15,836	$ 4,696	$ 4,955	$ 3,284
Preferred stock dividends	1,682	1,483	361	503	330
Net income applicable to common shareholders	$ 16,224	$ 14,353	$ 4,335	$ 4,452	$ 2,954
Average common shares issued and outstanding	10,284,147	10,462,282	10,170,031	10,250,124	10,399,422
Average diluted common shares issued and outstanding	11,035,657	11,213,992	10,958,621	11,000,473	11,153,169
Summary Average Balance Sheet					
Total debt securities	$ 418,289	$ 390,849	$ 430,719	$ 423,182	$ 399,338
Total loans and leases	900,433	876,787	908,396	900,594	886,156
Total earning assets	1,866,824	1,824,931	1,884,112	1,870,062	1,847,171
Total assets	2,189,971	2,160,197	2,208,039	2,189,490	2,180,507
Total deposits	1,222,561	1,155,860	1,250,948	1,227,186	1,186,051
Common shareholders' equity	241,621	230,173	245,139	243,679	234,800
Total shareholders' equity	266,277	251,981	270,360	268,899	257,074
Performance Ratios					
Return on average assets	0.82%	0.73%	0.85%	0.90%	0.60%
Return on average common shareholders equity	6.71	6.24	7.04	7.27	4.99
Return on average tangible common shareholders' equity [1]	9.54	9.08	9.92	10.28	7.19
Per common share information					
Earnings	$ 1.58	$ 1.37	$ 0.43	$ 0.43	$ 0.28
Diluted earnings	1.50	1.31	0.40	0.41	0.27
Dividends paid	0.25	0.20	0.075	0.075	0.05
Book value	24.04	22.53	24.04	24.19	22.53
Tangible book value [1]	16.95	15.62	16.95	17.14	15.62

Summary Period-End Balance Sheet	December 31 2016	September 30 2016	December 31 2015
Total debt securities	$ 430,731	$ 434,914	$ 406,888
Total loans and leases [2]	906,683	905,008	896,983
Total earning assets	1,849,752	1,877,928	1,805,934
Total assets	2,187,702	2,195,314	2,144,287
Total deposits	1,260,934	1,232,895	1,197,259
Common shareholders' equity	241,620	244,863	233,903
Total shareholders' equity	266,840	270,083	256,176
Common shares issued and outstanding	10,052,626	10,123,845	10,380,265

Credit Quality	Year Ended December 31 2016	Year Ended December 31 2015	Fourth Quarter 2016	Third Quarter 2016	Fourth Quarter 2015
Total net charge-offs	$ 3,821	$ 4,338	$ 880	$ 888	$ 1,144
Net charge-offs as a percentage of average loans and leases outstanding [3]	0.43%	0.50%	0.39%	0.40%	0.52%
Provision for credit losses	$ 3,597	$ 3,161	$ 774	$ 850	$ 810

	December 31 2016	September 30 2016	December 31 2015
Total nonperforming loans, leases and foreclosed properties [4]	$ 8,084	$ 8,737	$ 9,836
Nonperforming loans, leases and foreclosed properties as a percentage of total loans, leases and foreclosed properties [3]	0.89%	0.97%	1.10%
Allowance for loan and lease losses [5]	$ 11,480	$ 11,692	$ 12,234
Allowance for loan and lease losses as a percentage of total loans and leases outstanding [3, 5]	1.26%	1.30%	1.37%

For footnotes see page 13.

This information is preliminary and based on company data available at the time of the presentation.

13

Bank of America Corporation and Subsidiaries

Selected Financial Data (continued)

(Dollars in millions)

Capital Management	Basel 3 Transition December 31 2016	September 30 2016	December 31 2015
Risk-based capital metrics [6, 7]**:**			
Common equity tier 1 capital	**$ 168,886**	$ 169,925	$ 163,026
Common equity tier 1 capital ratio	**11.0%**	11.0%	10.2%
Tier 1 leverage ratio	**8.9**	9.1	8.6
Tangible equity ratio [8]	**9.2**	9.4	8.9
Tangible common equity ratio [8]	**8.1**	8.2	7.8

Regulatory Capital Reconciliations [6, 7, 9]	December 31 2016	September 30 2016	December 31 2015
Regulatory capital – Basel 3 transition to fully phased-in			
Common equity tier 1 capital (transition)	**$ 168,886**	$ 169,925	$ 163,026
Deferred tax assets arising from net operating loss and tax credit carryforwards phased in during transition	**(3,304)**	(3,143)	(5,151)
Accumulated OCI phased in during transition	**(1,899)**	188	(1,917)
Intangibles phased in during transition	**(798)**	(853)	(1,559)
Defined benefit pension fund assets phased in during transition	**(341)**	(375)	(568)
DVA related to liabilities and derivatives phased in during transition	**276**	168	307
Other adjustments and deductions phased in during transition	**(57)**	(35)	(54)
Common equity tier 1 capital (fully phased-in)	**$ 162,763**	$ 165,875	$ 154,084
Risk-weighted assets – As reported to Basel 3 (fully phased-in)			
Basel 3 Standardized approach risk-weighted assets as reported	**$ 1,398,676**	$ 1,395,541	$ 1,403,293
Changes in risk-weighted assets from reported to fully phased-in	**17,376**	15,587	24,089
Basel 3 Standardized approach risk-weighted assets (fully phased-in)	**$ 1,416,052**	$ 1,411,128	1,427,382
Basel 3 Advanced approaches risk-weighted assets as reported	**$ 1,530,948**	1,547,221	1,602,373
Changes in risk-weighted assets from reported to fully phased-in	**(19,059)**	(23,502)	(27,690)
Basel 3 Advanced approaches risk-weighted assets (fully phased-in) [10]	**$ 1,511,889**	$ 1,523,719	1,574,683
Regulatory capital ratios			
Basel 3 Standardized approach common equity tier 1 (transition)	**12.1%**	12.2%	11.6%
Basel 3 Advanced approaches common equity tier 1 (transition)	**11.0**	11.0%	10.2%
Basel 3 Standardized approach common equity tier 1 (fully phased-in)	**11.5**	11.8	10.8
Basel 3 Advanced approaches common equity tier 1 (fully phased-in) [10]	**10.8**	10.9	9.8

(1) Return on average tangible common shareholders' equity and tangible book value per share of common stock are non-GAAP financial measures. We believe the use of ratios that utilize tangible equity provides additional useful information because they present measures of those assets that can generate income. Tangible book value per share provides additional useful information about the level of tangible assets in relation to outstanding shares of common stock. See Reconciliations to GAAP Financial Measures on pages 17-18.

(2) Period-end loan balances for Q4-16 exclude $9.2 billion of non-U.S. consumer credit card loans, which are included in assets of business held for sale on the consolidated balance sheet.

(3) Ratios do not include loans accounted for under the fair value option. Charge-off ratios are annualized for the quarterly presentation.

(4) Balances do not include past due consumer credit card loans, consumer loans secured by real estate where repayments are insured by the Federal Housing Administration and individually insured long-term stand-by agreements (fully-insured home loans), and in general, other consumer and commercial loans not secured by real estate; purchased credit-impaired loans even though the customer may be contractually past due; nonperforming loans held-for-sale or accounted for under the fair value option.

(5) Excluding non-U.S. consumer credit card allowance of $243 million and loans of $9.2 billion, Q4-16 allowance for loan and lease losses is $11.2 billion and allowance as a percentage of ending loans is 1.25%.

(6) Regulatory capital ratios are preliminary. Common equity tier 1 (CET1) capital, risk-weighted assets (RWA) and CET1 ratio as shown on a fully phased-in basis are non-GAAP financial measures.

(7) Bank of America reports regulatory capital ratios under both the Standardized and Advanced approaches. The approach that yields the lower ratio is used to assess capital adequacy, which is the Advanced approaches for the periods presented.

(8) Tangible equity ratio equals period-end tangible shareholders' equity divided by period-end tangible assets. Tangible common equity ratio equals period-end tangible common shareholders' equity divided by period-end tangible assets. Tangible shareholders' equity and tangible assets are non-GAAP financial measures. We believe the use of ratios that utilize tangible equity provides additional useful information because they present measures of those assets that can generate income. See Reconciliations to GAAP Financial Measures on pages 17-18.

(9) Fully phased-in estimates are non-GAAP financial measures. For reconciliations to GAAP financial measures, see above.

(10) Basel 3 fully phased-in Advanced approaches estimates assume approval by U.S. banking regulators of our internal analytical models, including approval of the internal models methodology (IMM). As of December 31, 2016, the Corporation did not have regulatory approval for the IMM model.

Certain prior period amounts have been reclassified to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.

14

Bank of America Corporation and Subsidiaries
Quarterly Results by Business Segment and All Other

(Dollars in millions)

	Fourth Quarter 2016				
	Consumer Banking	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense (FTE basis) [1]	$ 8,111	$ 4,377	$ 4,534	$ 3,472	$ (270)
Provision for credit losses	760	22	13	8	(29)
Noninterest expense	4,328	3,360	2,037	2,480	956
Net income (loss)	1,921	634	1,578	658	(95)
Return on average allocated capital [2]	22%	19%	17%	7%	n/m
Balance Sheet					
Average					
Total loans and leases	$ 253,602	$ 146,180	$ 337,827	$ 70,615	$ 100,172
Total deposits	617,970	256,629	314,133	33,775	28,441
Allocated capital [2]	34,000	13,000	37,000	37,000	n/m
Period end					
Total loans and leases [3]	$ 258,991	$ 148,179	$ 339,271	$ 72,743	$ 96,713
Total deposits	632,790	262,530	306,430	34,927	24,257

	Third Quarter 2016				
	Consumer Banking	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense (FTE basis) [1]	$ 7,968	$ 4,379	$ 4,748	$ 4,358	$ 410
Provision for credit losses	698	7	118	19	8
Noninterest expense	4,371	3,256	2,151	2,656	1,047
Net income (loss)	1,813	697	1,553	1,074	(182)
Return on average allocated capital [2]	21%	21%	17%	12%	n/m
Balance Sheet					
Average					
Total loans and leases	$ 248,683	$ 143,207	$ 334,363	$ 69,043	$ 105,298
Total deposits	605,708	253,812	306,198	32,840	28,628
Allocated capital [2]	34,000	13,000	37,000	37,000	n/m
Period end					
Total loans and leases	$ 251,125	$ 144,980	$ 334,120	$ 72,144	$ 102,639
Total deposits	618,030	252,962	301,061	31,692	29,150

	Fourth Quarter 2015				
	Consumer Banking	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense (FTE basis) [1]	$ 8,011	$ 4,478	$ 4,561	$ 3,117	$ (360)
Provision for credit losses	684	15	232	30	(151)
Noninterest expense	4,636	3,498	2,085	2,767	1,024
Net income (loss)	1,736	623	1,416	171	(662)
Return on average allocated capital [2]	21%	21%	16%	2%	n/m
Balance Sheet					
Average					
Total loans and leases	$ 235,498	$ 137,022	$ 318,699	$ 68,835	$ 126,102
Total deposits	563,745	251,306	307,806	37,175	26,019
Allocated capital [2]	33,000	12,000	35,000	35,000	n/m
Period end					
Total loans and leases	$ 238,851	$ 139,039	$ 323,687	$ 73,208	$ 122,198
Total deposits	577,832	260,893	296,162	37,038	25,334

[1] Fully taxable-equivalent (FTE) basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes. The Corporation believes that this presentation allows for comparison of amounts from both taxable and tax-exempt sources and is consistent with industry practices.
[2] Return on average allocated capital is calculated as net income, adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average allocated capital. Other companies may define or calculate these measures differently.
[3] Includes $9.2 billion of non-U.S. credit card loans, which are included in assets of business held for sale on the Consolidated Balance Sheet.

n/m = not meaningful

Certain prior period amounts have been reclassified among the segments to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.

15

Bank of America Corporation and Subsidiaries

Annual Results by Business Segment and All Other

(Dollars in millions)

	Year Ended December 31, 2016				
	Consumer Banking	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense (FTE basis) [1]	$ 31,731	$ 17,650	$ 18,430	$ 16,090	$ 700
Provision for credit losses	2,715	68	883	31	(100)
Noninterest expense	17,653	13,182	8,486	10,170	5,460
Net income (loss)	7,173	2,771	5,720	3,817	(1,575)
Return on average allocated capital [2]	21%	21%	15%	10%	n/m
Balance Sheet					
Average					
Total loans and leases	$ 245,808	$ 142,429	$ 333,820	$ 69,641	$ 108,735
Total deposits	599,654	256,425	304,101	34,250	28,131
Allocated capital [2]	34,000	13,000	37,000	37,000	n/m
Period end					
Total loans and leases [3]	$ 258,991	$ 148,179	$ 339,271	$ 72,743	$ 96,713
Total deposits	632,790	262,530	306,430	34,927	24,257

	Year Ended December 31, 2015				
	Consumer Banking	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense (FTE basis) [1]	$ 31,525	$ 18,034	$ 17,621	$ 15,013	$ 1,661
Provision for credit losses	2,346	51	686	99	(21)
Noninterest expense	18,716	13,943	8,481	11,374	5,220
Net income (loss)	6,649	2,567	5,340	2,423	(1,143)
Return on average allocated capital [2]	20%	21%	15%	7%	n/m
Balance Sheet					
Average					
Total loans and leases	$ 232,432	$ 132,499	$ 303,907	$ 63,443	$ 144,506
Total deposits	552,876	244,725	294,733	38,074	25,452
Allocated capital [2]	33,000	12,000	35,000	35,000	n/m
Period end					
Total loans and leases	$ 238,851	$ 139,039	$ 323,687	$ 73,208	$ 122,198
Total deposits	577,832	260,893	296,162	37,038	25,334

[1] Fully taxable-equivalent (FTE) basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes. The Corporation believes that this presentation allows for comparison of amounts from both taxable and tax-exempt sources and is consistent with industry practices.

[2] Return on average allocated capital is calculated as net income, adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average allocated capital. Other companies may define or calculate these measures differently.

[3] Includes $9.2 billion of non-U.S. credit card loans, which are included in assets of business held for sale on the Consolidated Balance Sheet.

n/m = not meaningful

Certain prior period amounts have been reclassified among the segments to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.

16

Bank of America Corporation and Subsidiaries

Supplemental Financial Data

(Dollars in millions)

Fully taxable-equivalent (FTE) basis data [1]	Year Ended December 31 2016	Year Ended December 31 2015	Fourth Quarter 2016	Third Quarter 2016	Fourth Quarter 2015
Net interest income	$ 41,996	$ 39,847	$ 10,526	$ 10,429	$ 9,911
Total revenue, net of interest expense	84,601	83,854	20,224	21,863	19,807
Net interest yield	2.25%	2.19%	2.23%	2.23%	2.14%
Efficiency ratio	64.95	68.85	65.08	61.66	70.73

Other Data	December 31 2016	September 30 2016	December 31 2015
Number of financial centers - U.S.	4,579	4,629	4,726
Number of branded ATMs - U.S.	15,928	15,959	16,038
Ending full-time equivalent employees	208,024	209,009	213,280

[1] FTE basis is a non-GAAP financial measure. FTE basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes. The Corporation believes that this presentation allows for comparison of amounts from both taxable and tax-exempt sources and is consistent with industry practices. See Reconciliations to GAAP Financial Measures on pages 17-18.

Certain prior period amounts have been reclassified to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.

17

Bank of America Corporation and Subsidiaries
Reconciliations to GAAP Financial Measures
(Dollars in millions)

The Corporation evaluates its business based on a fully taxable-equivalent basis, a non-GAAP financial measure. Total revenue, net of interest expense, on a fully taxable-equivalent basis includes net interest income on a fully taxable-equivalent basis and noninterest income. The Corporation believes that this presentation allows for comparison of amounts from both taxable and tax-exempt sources and is consistent with industry practices. The Corporation presents related ratios and analyses (i.e., efficiency ratios and net interest yield) on a fully taxable-equivalent basis. To derive the fully taxable-equivalent basis, net interest income is adjusted to reflect tax-exempt income on an equivalent before-tax basis with a corresponding increase in income tax expense. For purposes of this calculation, the Corporation uses the federal statutory tax rate of 35 percent. The efficiency ratio measures the costs expended to generate a dollar of revenue, and net interest yield measures the basis points the Corporation earns over the cost of funds.

The Corporation also evaluates its business based on the following ratios that utilize tangible equity, a non-GAAP financial measure. Tangible equity represents an adjusted shareholders' equity or common shareholders' equity amount which has been reduced by goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Return on average tangible common shareholders' equity measures the Corporation's earnings contribution as a percentage of adjusted average common shareholders' equity. The tangible common equity ratio represents adjusted ending common shareholders' equity divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Return on average tangible shareholders' equity measures the Corporation's earnings contribution as a percentage of adjusted average total shareholders' equity. The tangible equity ratio represents adjusted ending shareholders' equity divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Tangible book value per common share represents adjusted ending common shareholders' equity divided by ending common shares outstanding. These measures are used to evaluate the Corporation's use of equity. In addition, profitability, relationship and investment models all use return on average tangible shareholders' equity as key measures to support our overall growth goals.

See the tables below and on page 18 for reconciliations of these non-GAAP financial measures to financial measures defined by GAAP for the years ended December 31, 2016 and 2015, and the three months ended December 31, 2016, September 30, 2016 and December 31, 2015. The Corporation believes the use of these non-GAAP financial measures provides additional clarity in understanding its results of operations and trends. Other companies may define or calculate supplemental financial data differently.

	Year Ended December 31		Fourth Quarter	Third Quarter	Fourth Quarter
	2016	2015	**2016**	2016	2015
Reconciliation of net interest income to net interest income on a fully taxable-equivalent basis					
Net interest income	**$ 41,096**	$ 38,958	**$ 10,292**	$ 10,201	$ 9,686
Fully taxable-equivalent adjustment	**900**	889	**234**	228	225
Net interest income on a fully taxable-equivalent basis	**$ 41,996**	$ 39,847	**$ 10,526**	$ 10,429	$ 9,911
Reconciliation of total revenue, net of interest expense to total revenue, net of interest expense on a fully taxable-equivalent basis					
Total revenue, net of interest expense	**$ 83,701**	$ 82,965	**$ 19,990**	$ 21,635	$ 19,582
Fully taxable-equivalent adjustment	**900**	889	**234**	228	225
Total revenue, net of interest expense on a fully taxable-equivalent basis	**$ 84,601**	$ 83,854	**$ 20,224**	$ 21,863	$ 19,807
Reconciliation of income tax expense to income tax expense on a fully taxable-equivalent basis					
Income tax expense	**$ 7,247**	$ 6,234	**$ 1,359**	$ 2,349	$ 1,478
Fully taxable-equivalent adjustment	**900**	889	**234**	228	225
Income tax expense on a fully taxable-equivalent basis	**$ 8,147**	$ 7,123	**$ 1,593**	$ 2,577	$ 1,703
Reconciliation of average common shareholders' equity to average tangible common shareholders' equity					
Common shareholders' equity	**$ 241,621**	$ 230,173	**$ 245,139**	$ 243,679	$ 234,800
Goodwill	**(69,750)**	(69,772)	**(69,745)**	(69,744)	(69,761)
Intangible assets (excluding mortgage servicing rights)	**(3,382)**	(4,201)	**(3,091)**	(3,276)	(3,888)
Related deferred tax liabilities	**1,644**	1,852	**1,580**	1,628	1,753
Tangible common shareholders' equity	**$ 170,133**	$ 158,052	**$ 173,883**	$ 172,287	$ 162,904
Reconciliation of average shareholders' equity to average tangible shareholders' equity					
Shareholders' equity	**$ 266,277**	$ 251,981	**$ 270,360**	$ 268,899	$ 257,074
Goodwill	**(69,750)**	(69,772)	**(69,745)**	(69,744)	(69,761)
Intangible assets (excluding mortgage servicing rights)	**(3,382)**	(4,201)	**(3,091)**	(3,276)	(3,888)
Related deferred tax liabilities	**1,644**	1,852	**1,580**	1,628	1,753
Tangible shareholders' equity	**$ 194,789**	$ 179,860	**$ 199,104**	$ 197,507	$ 185,178

Certain prior period amounts have been reclassified to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.

This information is preliminary and based on company data available at the time of the presentation. 18 Bank of America Corporation and Subsidiaries Reconciliations to GAAP Financial Measures (continued) (Dollars in millions) Year Ended December 31 Fourth Quarter 2016 Third Quarter 2016 Fourth Quarter 20152016 2015 Reconciliation of period-end common shareholders’ equity to period-end tangible common shareholders’ equity Common shareholders’ equity $ 241,620 $ 233,903 $ 241,620 $ 244,863 $ 233,903 Goodwill (69,744) (69,761) (69,744) (69,744) (69,761) Intangible assets (excluding mortgage servicing rights) (2,989) (3,768) (2,989) (3,168) (3,768) Related deferred tax liabilities 1,545 1,716 1,545 1,588 1,716 Tangible common shareholders’ equity $ 170,432 $ 162,090 $ 170,432 $ 173,539 $ 162,090 Reconciliation of period-end shareholders’ equity to period-end tangible shareholders’ equity Shareholders’ equity $ 266,840 $ 256,176 $ 266,840 $ 270,083 $ 256,176 Goodwill (69,744) (69,761) (69,744) (69,744) (69,761) Intangible assets (excluding mortgage servicing rights) (2,989) (3,768) (2,989) (3,168) (3,768) Related deferred tax liabilities 1,545 1,716 1,545 1,588 1,716 Tangible shareholders’ equity $ 195,652 $ 184,363 $ 195,652 $ 198,759 $ 184,363 Reconciliation of period-end assets to period-end tangible assets Assets $ 2,187,702 $ 2,144,287 $ 2,187,702 $ 2,195,314 $ 2,144,287 Goodwill (69,744) (69,761) (69,744) (69,744) (69,761) Intangible assets (excluding mortgage servicing rights) (2,989) (3,768) (2,989) (3,168) (3,768) Related deferred tax liabilities 1,545 1,716 1,545 1,588 1,716 Tangible assets $ 2,116,514 $ 2,072,474 $ 2,116,514 $ 2,123,990 $ 2,072,474 Book value per share of common stock Common shareholders’ equity $ 241,620 $ 233,903 $ 241,620 $ 244,863 $ 233,903 Ending common shares issued and outstanding 10,052,626 10,380,265 10,052,626 10,123,845 10,380,265 Book value per share of common stock $ 24.04 $ 22.53 $ 24.04 $ 24.19 $ 22.53 Tangible book value per share of common stock Tangible common shareholders’ equity $ 170,432 $ 162,090 $ 170,432 $ 173,539 $ 162,090 Ending common shares issued and outstanding 10,052,626 10,380,265 10,052,626 10,123,845 10,380,265 Tangible book value per share of common stock $ 16.95 $ 15.62 $ 16.95 $ 17.14 $ 15.62 Certain prior period amounts have been reclassified to conform to current period presentation.